                                                                    Exhibit 99.3

[Letterhead of Penn Mutual]

April 18, 2002


Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA  19172


Re:  Last Survivor Flexible Premium Adjustable Variable Life Insurance Policy
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 12 (File No. 33-87276) to the Penn Mutual Variable Life Account I Registration Statement on Form S-6 (the "Registration Statement"), covering the two last survivor flexible premium adjustable variable life insurance policies ("Variable Estatemax II and III") to be issued by The Penn Mutual Life Insurance Company (the "Company").

The Prospectuses included in the Registration Statement describe Variable Estatemax II and III. Their forms were reviewed under my direction, and I am familiar with the Registration Statement and the Exhibits thereto.

In my opinion, the tables of minimum initial premiums, mortality and expense risk face amount charges and "applicable percentages" used in determining death benefits, included in the appendices to the Prospectuses where applicable, are consistent with the provisions of Variable Estatemax II and III.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectuses.


Very truly yours,


/s/ Raymond G. Caucci

Raymond G. Caucci, F.S.A., M.A.A.A.
Assistant Vice President and Product Manager Actuary